UNIVERSAL INSURANCE HOLDINGS, INC. SUBSIDIARY UPCIC
COMPLETES 2010-2011 REINSURANCE PROGRAM

Fort Lauderdale, Fla., June 24, 2010 - Universal Insurance Holdings, Inc. (“Company”) (NYSE AMEX: UVE) announced the completion by Universal Property & Casualty Insurance Company ("UPCIC"), the Company's wholly-owned regulated insurance subsidiary, of its 2010-2011 reinsurance program effective June 1, 2010.  UPCIC purchased a similar amount of coverage in the open market through private reinsurers, as compared to the 2009-2010 reinsurance program, and similarly declined the Temporary Increase in Coverage Limit Option offered by the Florida Hurricane Catastrophe Fund.  The largest private participants in UPCIC's reinsurance program continue to include leading reinsurance companies such as Everest Re, Renaissance Re, and Lloyd’s of London syndicates.  The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission which provides additional details regarding the program.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2009, and the Company's Form 10-Q for the quarterly period ended March 31, 2010, for a discussion of the risk factors that could affect its operations. Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov. The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

Universal Insurance Holdings, Inc.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include, but not be limited to, projections of revenues, income or loss, expenses, plans, and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described in forward-looking statements.

Investor Contact: Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com